PRICING SUPPLEMENT DATED NOVEMBER 12, 1999                       Rule 424(b)(3)
(TO PROSPECTUS DATED SEPTEMBER 10, 1999 AND                  FILE NO.  333-67511
PROSPECTUS SUPPLEMENT DATED SEPTEMBER 10, 1999)

                        NEW PLAN EXCEL REALTY TRUST, INC.
                         MEDIUM-TERM NOTES - FIXED RATE

                              CUSIP NO. 64805E AC6

====================================================================================================
PRINCIPAL AMOUNT:  $49,000,000                            INTEREST RATE:  7.33%

AGENTS' DISCOUNT OR COMMISSION:  $220,500                 ORIGINAL ISSUE DATE:  NOVEMBER 17, 1999

NET PROCEEDS TO ISSUER:  $48,779,500                      STATED MATURITY DATE:  NOVEMBER 20, 2003

     INTEREST PAYMENT DATES: MAY 20 AND NOVEMBER 20 (BEGINNING MAY 20, 2000)
====================================================================================================

Day Count Convention:
|X|  30/360
[ ]  Actual/360
[ ]  Actual/Actual

Redemption:
|X|  The Notes cannot be redeemed prior to the Stated Maturity Date.
[ ]  The Notes may be redeemed prior to the Stated Maturity Date.
     Initial Redemption Date:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction:  ______% until Redemption
       Percentage is 100% of the principal amount

Repayment:
|X|  The Notes cannot be repaid prior to the Stated Maturity Date.
[ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
     Optional Repayment Date(s):
     Repayment Price:  _____%

Currency:  U.S. Dollars
     Specified Currency (if other than U.S. Dollars):
     Denominations (if other than $1,000 and integral multiples thereof):
         (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes    |X|  No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:     |X|  Book-Entry    [ ]  Certificated

Name(s) of Agent(s):       Merrill Lynch & Co.

     Agents acting as:  [ ] agent   |X|  principal
     If as principal:
         |X| The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

         [ ] The Notes are being offered at a fixed initial public offering price of ____% of principal amount.

     If as agent:
         The Notes are being offered at a fixed initial public offering price of _____% of principal amount.


Other Provisions: